EXHIBIT 35.1

Statement of Compliance of The Bank of New York Mellon, as Trustee.

I, Pierre Boutros, Vice President of The Bank of New York Mellon (formerly The Bank of New York), a New York corporation (the “Trustee”), state:

(a) A review of the Trustee’s activities for the period from January 1, 2011 through December 31, 2011 (the “Reporting Period”) and of the Trustee’s performance under the Standard Terms for Trust Agreements dated November 5, 2004 between Merrill Lynch Depositor, Inc. as depositor (the “Depositor”) and the Trustee, as trustee and securities intermediary (the “Securities Intermediary”), in each case amended by a series supplement between the Depositor, the Trustee and the Securities Intermediary (as amended in each such case, the “Trust Agreement”), has been made under my supervision.

(b) To the best of my knowledge and based on such review, the Trustee has fulfilled all of its obligations under the Trust Agreement in all material respects throughout the Reporting Period for PPLUS Trust Series RRD-1 Trust Certificates.

The Bank of New York Mellon (formerly The Bank of New York), as Trustee

Date: March 5, 2012	/s/ Pierre Boutros Pierre Boutros Vice President